Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) dated as of October __, 2004 is entered into by and between MSC-Medical Services Company, a Florida corporation (the “Company”), and Joseph Delaney (“Executive”).

Recitals

MSC Acquisition, Inc., a Florida corporation and the sole shareholder of the Company (the “Parent”), and the Company, through its Board of Directors (the “Board”), desire for the Company to retain the services of Executive, and Executive desires to be retained by the Company, on the terms and conditions set forth in this Agreement.

Agreement

For and in consideration of the foregoing and the mutual covenants of the parties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. EMPLOYMENT. The Company hereby employs Executive to serve in the capacities described herein, and Executive hereby accepts such employment and agrees to perform the services described herein upon the terms and conditions hereinafter set forth.

2. TERM. The Executive’s employment by the Company under this Agreement shall commence on November 8, 2004 (the “Commencement Date”) and expire on the close of business on November 8, 2007 (the “Expiration Date”). Thereafter, this Agreement shall automatically renew for successive one (1) year periods, unless either party provides written notice to the other party of its intention to terminate this Agreement thirty (30) days prior to the expiration of the term (each a “Renewal Term” and together with the Initial Term, the “Term”). The Term shall be subject to earlier termination in accordance with the terms and conditions of this Agreement.

3. DUTIES. Executive shall serve as and have the title of Chief Operating Officer and shall have such duties as assigned by the Chief Executive Officer or the Board of Directors of the Company from time to time. Executive agrees to devote his full business time, energy, skills and best efforts to such employment while so employed. Nothing in this Agreement shall preclude Executive from engaging in charitable and community affairs so long as, in the reasonable determination of the Board, such activities do not interfere with his duties and responsibilities hereunder or from serving, subject to the prior approval of the Board, as a member of the board of directors or as a trustee of any other corporation, association or entity. Executive may, in his sole discretion, provide his services on a part-time basis with no less than 50% of his time in Jacksonville, Florida until December 1, 2004 and if Executive elects to do so, his Base Compensation (as defined below) shall be reduced to $100,000 for such period of time that Executive is providing services on a part-time basis.

4. COMPENSATION.

(a) Base Compensation. The Company shall pay Executive, and Executive agrees to accept, base compensation at the rate of $200,000 per year, in equal installments no less frequently than monthly (the “Base Compensation”), subject to any adjustment for Employee election to provide services on a part-time basis, as specified in Section 3 above. The Base Compensation specified in this Section 4 may be changed, from time to time, by mutual agreement of the Board and Executive.

(b) Annual Bonus Compensation. The Executive shall be entitled to an annual bonus based on the realization of mutually determined financial and performance goals of the Company and the Executive. The target for such bonus will initially equal up to a maximum of $125,000, which such target shall be tied to the realization of mutually determined performance objectives, with up to an additional $75,000 bonus available, in the sole discretion of the Company, in the event that the performance of the Executive exceeds such objectives.

(c) Signing Bonus. The Executive shall be eligible to receive a signing bonus equal to $100,000 payable to Executive in on January 31, 2005, provided, however, that in the event that the Executive is terminated for Cause (as defined below) or the Executive terminates his employment with the Company (i) prior to the six (6) month anniversary of the Commencement Date, the Executive shall promptly refund the entire amount of such signing bonus to the Company, (ii) between the six (6) month and nine (9) month anniversaries of the Commencement Date, the Executive shall promptly refund fifty percent (50%) of such signing bonus, and (iii) between the nine (9) month and one (1) year anniversaries of the Commencement Date, the Executive shall promptly refund twenty five percent (25%) of such signing bonus.

(d) Liquidity Event Guarantee. In the event that there is a Change of Control (as defined below) prior to January 1, 2006 and the Executive is employed by the Company on the date of such Change in Control, the Company, in its sole discretion, agrees to cause one of the following to occur: (i) the Option Agreement (as defined below) shall remain in effect, or (ii) an option package of equivalent value and similar terms to those set forth in the Option Agreement (as defined below) and the option plan of the Parent shall be instituted for the benefit of the Executive.

For purposes of this Agreement, a “Change in Control” shall be deemed to occur if any person or group of persons shall acquire (i) direct or indirect beneficial ownership (whether as a result of stock ownership, revocable or irrevocable proxies or otherwise) of securities of the Issuer or the Company (or any successor of the Parent or the Company), pursuant to one or more transactions, such that after consummation and as a result of such transaction, such person possesses the voting power under normal circumstances to elect a majority of the Board of Directors of the Parent or the Board, as applicable, or (ii) substantially all or a material (50% or more) portion of the assets of the Parent or the Company (or any of their successors) . For purposes of this Agreement, a “person” shall mean any person, corporation, partnership, joint venture or other entity or any group (as such term is defined for purposes of Section 13(d) of the Exchange Act), other than the Parent or any person controlled by the Parent, and “beneficial ownership” shall be determined in accordance with Rule 13d-3 under the Exchange Act.

5. OPTIONS. Executive shall be entitled to receive, pursuant to a separate Non-Qualified Stock Option Agreement (the “Option Agreement”), options to purchase shares of the common stock of the Parent, on the terms and subject to the conditions set forth in the Option Agreement.

6. BENEFITS.

(a) Generally. Executive shall be eligible for fringe benefits pursuant to any pension, retirement, or other employee fringe benefit plan that the Company makes available to employees of the Company and for which Executive will qualify according to his eligibility under the provisions thereof.

(b) Health and Disability Insurance. Executive shall be entitled to participate in health and disability insurance plans that the Company offers to other executive officers of the Company from time to time, consistent with past practice.

(c) Vacation. During the Term of this Agreement, Executive shall be entitled to ten (t10) vacation days, plus Company holidays and sick days in accordance with the Company’s policies and procedures.

7. EXPENSES. Except as otherwise agreed to herein, during the term of Executive’s employment, Executive shall be reimbursed for all usual business expenses incurred on behalf of the Company and the actual out-of-pocket moving expenses of the Executive’s relocation to Jacksonville, Florida (not including any transaction, closing or broker’s fees or costs in connection with the purchase of a residence and subject to the prior approval of the Company), in accordance with Company practices and procedures. Additionally, the Company agrees to reimburse the Executive for (i) pre-approved travel costs to and from his current residence in Boston, Massachusetts and (ii) pre-approved living expenses in Jacksonville, Florida, during the three (3) month period following the Commencement Date.

8. TERMINATION. The term of Executive’s employment under this Agreement may be terminated prior to expiration of the Term provided in Section 2 hereof only in accordance with the following sections.

(a) For Cause. This Agreement may be immediately terminated by the Company for Cause. For purposes of this Agreement, the term “Cause” shall include, without limitation, the termination of Executive by the Board as a result of the existence or occurrence of one or more of the following conditions or events:

(i) a material breach by Executive of any provision of this Agreement, which breach is not cured within five (5) days after written notice thereof to Executive;

(ii) Executive’s willful misconduct in connection with the performance of his duties as an employee or officer of the Company;

(iii) commission by Executive of any act of fraud or material misrepresentation or a material act of misappropriation in connection with his duties as an employee or officer of the Company;

(iv) conviction of Executive of any crime which constitutes a felony;

(v) the entry of a judgment or order enjoining or preventing Executive from such activities as are material or essential for Executive to perform his services as required by this Agreement; or

(vi) willful and deliberate conduct or activities by Executive which could foreseeably result in material damage to the business of the Company.

For purposes hereof, Executive shall not be deemed to have engaged in willful conduct unless, in the sole and reasonable discretion of the Board, the conduct was in bad faith and without a reasonable belief that such conduct was in, and not opposed to, the best interests of the Company.

(b) Voluntary Resignation. Executive may resign his employment under this Agreement upon ten (10) days’ prior written notice to the Company, whether or not Executive has “Good Reason” (as defined below). For purposes of this Agreement, “Good Reason” shall mean the occurrence of either of the following conditions or events:

(i) the failure by the Company to continue to employ Executive as the Chief Operating Officer of the Company; or

(ii) any material breach by the Company of any of its obligations under Sections 4 and 5.

(c) Without Cause. The Company and the Executive shall have the right to terminate this Agreement and the Executive’s employment with the Company at any time without Cause.

(d) Death. In the event of the death of Executive, the employment of Executive shall terminate immediately.

(e) Disability. If, during Executive’s employment with the Company, Executive shall become permanently disabled and unable to perform his duties as required herein (“Disability”) for a total of one hundred eighty (180) days in any twelve (12) month period then the Company may, upon thirty (30) days written notice to Executive, terminate Executive’s employment under this Agreement.

9. SEVERANCE. In the event of the termination of Executive’s employment under this Agreement for any reason, the Company shall provide the payments and benefits to Executive as indicated below:

(a) With Cause or Voluntary Termination by Executive. If Executive is terminated for Cause (as defined in Section 8(a) of this Agreement), or if Executive voluntarily terminates his employment with the Company without Good Reason, the Company shall be obligated only to continue to pay to Executive his Base Compensation, if any, earned up to the date of termination and shall reimburse Executive for any expenses to which Executive is due reimbursement by the Company under Section 7 hereof up until the date of termination.

(b) Without Cause or for Good Reason. If Executive is terminated without Cause or if Executive resigns for Good Reason during the term of this Agreement, the Company shall be obligated to (i) continue to pay to Executive his full Base Compensation and benefits as of the date of termination for a period of nine (9) months after the date of termination, (ii) pay to the Executive the pro rata portion of the annual bonus set forth in Section 4(b) above, to the extent that such annual bonus would have been earned by the Executive at the end of such fiscal year, and (iii) reimburse Executive for any expenses to which Executive is due reimbursement by the Company under Section 7 hereof up until the date of termination.

(c) Death or Disability. Upon the death or Disability of Executive, the Company shall be obligated to continue to pay to Executive or his estate Executive’s full Base Compensation and benefits as of the date of Executive’s death or Disability for a period of six (6) months following Executive’s death or Disability, as the case may be, earned up to the date of termination and shall reimburse Executive or his estate for any expenses to which Executive is due reimbursement by the Company under Section 7 hereof up until the date of termination.

(d) Termination upon Change in Control. In the event that a Change in Control occurs within eighteen months of the Commencement Date, and the Executive is terminated without Cause in connection with such Change in Control or within six (6) months following such Change in Control, the Company (or its successor in interest in connection with such Change in Control) shall be obligated to (i) continue to pay to Executive his full Base Compensation and benefits as of the date of termination for a period of twelve (12) months after the date of termination, (ii) pay to the Executive the pro rata portion of the annual bonus set forth in Section 4(b) above, to the extent that such annual bonus would have been earned by the Executive at the end of such fiscal year but for the Change in Control, and (iii) reimburse Executive for any expenses to which Executive is due reimbursement by the Company under Section 7 hereof up until the date of termination.

10. NONCOMPETITION; NONSOLICITATION. Executive agrees, to the extent and on the terms set forth below, not to utilize his special knowledge of the business of the Company and his relationships with customers and suppliers of the Company or others to compete with the Company. For a period beginning on the Commencement Date and ending one (1) year from the date on which the Executive ceases to be employed by the Company, the Executive shall not, except as an employee or agent of the Company, engage or have an interest, anywhere in the United States of America or any other geographic area where the Company did business as of the date hereof or at any time during the Executive’s employment by the Company or in which its products or services are or were marketed or sold, alone or in association with others, as principal, agent, partner, stockholder, or through the investment of capital, lending of money or property, rendering of services or otherwise, in any business competitive with or similar to that engaged in by the Company as of the date hereof or by the Company at any time during Executive’s employment by the Company. During the same period, the Executive shall not, except as an employee or agent of the Company, directly or indirectly, on behalf of himself or any other person or entity, (A) call upon, accept business from, or solicit the business, with respect to the provision of services to the workers’ compensation insurance industry, of (a) any person or entity who is, or who had been at any time during the preceding two years or at any time during the Executive’s employment by the Company, a customer of the Company or any successor to the business of the Company (each a “Customer”), or otherwise divert or attempt to divert any business from the Company or any successor or otherwise induce, request, advise or persuade any Customer to cease to do business with or reduce the amount of business which such Customer has customarily done or is reasonably expected to do with the Company or any successor; or (B) recruit or otherwise solicit or induce any person who is an employee of, or otherwise engaged by, the Company, or hire any such person until one (1) year after such person has left the employ of the Company, or any such successor or any person with whom such person was placed for employment or engagement during the preceding one year. The Executive shall not at any time, directly or indirectly, except as an employee or agent of the Company, use or purport to authorize any person or entity to use any name, mark, logo, trade dress or other identifying words or images which are the same as or similar to those used currently or in the past by the Company in connection with any product or service, whether or not such use would be in a business competitive with that of the Company. Notwithstanding anything to the contrary contained herein, the ownership or control by the Executive of up to five percent of the outstanding voting securities or securities of any class of a company with a class of securities which are publicly traded shall not be deemed to be a violation of the provisions of this Section.

11. CONFIDENTIALITY. The Executive acknowledges that the intellectual property and all other confidential or proprietary information with respect to the Company’s engagement in the business of distributing medical supplies, prescription drugs and medically-related equipment and services throughout the United States of America (the “Business”) are valuable, special and unique. The Executive shall not, at any time after the date hereof, except as an employee or agent of the Company, or except as required by applicable law, disclose, directly or indirectly, to any person or entity, or use or purport to authorize any person or entity to use any confidential or proprietary information with respect to the Company of the Business, whether or not for his own benefit, without the prior written consent of the Company, including without limitation, information as to the financial condition, results of operations, strategic partners, job applicants, job candidates, persons placed for employment or engagement, customers, suppliers, products, products under development, services, inventions, sources, leads or methods of obtaining new products or business, intellectual property, pricing methods or formulas, cost of supplies, marketing strategies or any other information relating to the Company or the Business which could reasonably be regarded as confidential, but not including information which is or shall become generally available to the public other than as a result of an unauthorized disclosure by the Executive or a person or entity to whom the Executive has provided such information. The Executive acknowledges that Company would not enter into this Employment Agreement without the assurance that all such confidential and/or proprietary information will be used for the exclusive benefit of the Company.

12. NONDISPARAGEMENT. Neither the Executive nor the Company shall (and shall cause the officers, directors, employees, shareholders, members, partners, representatives and agents of any entity or business directly or indirectly controlled by the Executive and the Company to not) commit any act or omission that would tend to disparage or adversely affect the reputation of the other party or any present or future subsidiaries, parents or affiliates of the other party or any of their respective principals, officers, directors, shareholders, members, employees, businesses or operations. Without in any way limiting the generality of the foregoing, the Executive and the Company shall not (and shall cause the officers, directors, employees, shareholders, members, partners, representatives and agents of any entity or business directly or indirectly controlled by the Executive and the Company to not) make any disparaging or unfavorable statements to any third party, either orally or in writing, regarding the other party or any present or future subsidiaries, parents or affiliates of the other party or any of their respective principals, officers, directors, shareholders, members, employees, businesses or operations.

13. ENFORCEABILITY OF RESTRICTIVE COVENANTS. The restrictions set forth in this Agreement are considered by the parties hereto to be reasonable for the purposes of protecting the value of the business and goodwill of the Company and the Business. The parties acknowledge that the Company would be irreparably harmed and that monetary damages would not provide an adequate remedy to the Company in the event the covenants contained in this Agreement were not complied with in accordance with their terms. Accordingly, the Executive agrees that any breach or threatened breach by him of any provision of this Agreement shall entitle the Company to injunctive and other equitable relief to secure the enforcement of these provisions, in addition to any other remedies which may be available to them, and that they shall be entitled to receive from the Executive reimbursement for all attorneys’ fees and expenses incurred by the Company in enforcing these provisions. In addition to its other rights and remedies, the Company shall have the right to require the Executive, if he breaches any of the covenants contained in this Agreement to account for and pay over to the Company all compensation, profits, money, accruals and other benefits derived or received, directly or indirectly, by such party from the action constituting such breach. If the Executive breaches the restrictive covenants set forth in this Agreement, the running of the time periods described therein shall be tolled for so long as such breach continues. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any provisions of this Agreement relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, such time period, scope of activities and/or geographic area, as the case may be, shall be reduced to the maximum that such court deems enforceable. If any provisions of this Agreement other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties.

14. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and shall be effective when received if sent, postage-prepaid, by certified or registered mail, return receipt requested, or by overnight delivery service against receipt, to the addresses below or to such other address as either party shall designate by written notice to the other:

If to Executive, to the address set forth below his name on the signature page hereto.

If to the Company:

MSC-Medical Services Company

c/o H.I.G. Capital LLC

1001 Brickell Bay Drive, 27th Floor

Miami, Florida 33131

Attention: Rick Rosen

With copy to:

Akerman Senterfitt

350 East Las Olas Boulevard

Suite 1600

Ft. Lauderdale, Florida 33301

Attention: Donn Beloff, Esq.

15. ENTIRE AGREEMENT; MODIFICATION.

(a) This Agreement and the Option Agreement contain the entire agreement of the Company and Executive, and the Company and Executive hereby acknowledge and agree that this Agreement and the Option Agreement supersede any prior statements, writings, promises, understandings or commitments between the parties hereof.

(b) No future oral statements, promises or commitments with respect to the subject matter hereof, or other purported modification hereof, shall be binding upon the parties hereto unless the same is reduced to writing and signed by each party hereto.

16. ASSIGNMENT. The rights and obligations of the parties under this Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties. Notwithstanding anything contained herein to the contrary, the Company shall have the right to assign this Agreement to any of its subsidiaries, direct or indirect parents or other affiliates. Except as otherwise set forth in this Agreement, neither party may assign his or its rights or obligations under this Agreement without the prior written consent of the other party.

17. GOVERNING LAW; VENUE; INDEPENDENT REPRESENTATION. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida. The parties agree that any and all actions arising under or in respect of this Agreement shall be litigated in any federal or state court of competent jurisdiction located in the County of Duval, State of Florida. By execution and delivery of this Agreement, each party irrevocably submits to the personal and exclusive jurisdiction of such courts for itself or himself, and in respect of its or his property with respect to such action. Each party agrees that venue would be proper in any of such courts, and hereby waives any objection that any such court is an improper or inconvenient forum for the resolution of any such action. Executive acknowledges and agrees that he has had the opportunity to seek his own independent legal counsel to represent Executive’s interest in connection with the transactions contemplated by this Agreement.

18. MISCELLANEOUS.

(a) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or the interpretation of this Agreement.

(b) The failure of any party to enforce any provision of this Agreement shall in no manner affect the right to enforce the same, and the waiver by any party of any breach of any provision of this Agreement shall not be construed to be a waiver by such party of any succeeding breach of such provision or a waiver by such party of any breach of any other provision.

(c) Except as otherwise provided herein, in the event any one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, and enforceable provision which comes closest to the intent of the parties.

(d) The prevailing party in any litigation brought to enforce the provisions of this Agreement shall be entitled to reimbursement from the nonprevailing party for reasonable attorney’s fees and expenses incurred in connection with such litigation.

(e) This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

(f) Upon termination of this Agreement, the obligations of the parties hereto under Sections 9 through 13 of this Agreement shall survive for the time periods specified therein.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

MSC-MEDICAL SERVICES COMPANY, a Florida corporation

By:
Name:
Title:

EXECUTIVE:

Joseph Delaney
Address: 31 Crystal Street
Wakefield, MA 01880